UNITED STATES DISTRICT COURT

CENTRAL DISTRICT OF CALIFORNIA

CIVIL MINUTES – GENERAL

Case No.SA CV 04-724 GLT (JTLx)	Date: April 7, 2005

Title: Intralse Corp. v. Escalon Medical Corp.

PRESENT:
HON. GARY L. TAYLOR, JUDGE /S/

Lisa Bredahl	None Present

Deputy Clerk	Court Reporter

ATTORNEY(S) PRESENT FOR PLAINTIFFS(S): ATTORNEY(S) PRESENT FOR DEFENDANTS(S)

None Present None Present

PROCEEDINGS:Re: REVISED Further Order on Parties’ Stipulation

[In Chambers]

The Court’s earlier Order is revised as follows:

By its Order on October 29, 2004, this Court ordered into effect the parties’ stipulation. Intralase now contends Escalon has given purported notice of termination of the parties’ License Agreement in violation of that stipulation and Order.

On April 25, 2005, at 10:00a.m. the Court will conduct a hearing on whether there has been a violation of the Court’s Order concerning the issue of the timeliness of Intralse’s breach remedy. Escalon may file any additional opposition to Intralse’s position by April 12, 2005. Intralase may file any reply by April 15, 2005. Service on opposing attorneys shall be by fax, e-mail, or personal service.

The Court will schedule a later hearing on the amount of any required remedy, if necessary.

Pending the Court’s ruling on this matter, the Court herby ORDERS that Escalon shall not implement, or take action to carry into effect, its purported termination of the parties’ License Agreement, ONCONDITION that Intralase file with the Court by April 11, 2005, its corporate surety undertaking in the amount of $286,000 to underwrite the payment of damages or entitlements that might be awarded to Escalon in this action.

INITAILS OF DEPUTY CLERK